Exhibit 3.8

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Cardiff Lexington Corporation Entity or Nevada Business Identification Number (NVID): NV20212069394
2. Document:	Name of document with inaccuracy or defect: Certificate of Designation of Series E Preferred Stock
3. Filing Date:	Filing date of document which correction is being made: 07/25/2023
4. Description:	Description of inaccuracy or defect: The conversion rights set forth in Section 7 and the adjustment provision set forth in Section 8(a) are inaccurate and do not reflect the terms agreed to by the Company and the holders of the Series E Preferred Stock.
5. Correction:	Correction of inaccuracy or defect: Sections 7 and 8(a) of the Certificate of Designation are hereby amended and restated in their entirety as set forth in Exhibit A attached hereto.
6. Signature: (Required)	X [signature] Signature Date 1/29/24

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

EXHIBIT A

Section 7. Conversion.

(a) Conversions at Option of Holder. Each share of Series E Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined as follows: (i) if the closing market price of the Common Stock on the principal trading market on which the Common Stock is then traded or quoted (the "Closing Price") is less than $4.00 per share, then each share of Series E Preferred Stock shall be convertible into a number of shares of Common Stock equal to two (2) times the Stated Value, divided by the Closing Price on the date of conversion; or (ii) if the Closing Price is equal to or greater than $4.00 per share, then each share of Series E Preferred Stock shall be convertible into two (2) shares of Common Stock (the "Conversion Price"). The Conversion Price, and the rate at which shares of Series E Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Except as aforesaid, the Series E Preferred Stock is not convertible into Common Stock or any other securities of the Corporation.

(b) Mechanics of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned prior to the conversion at issue, the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable holder delivers by email or facsimile such Notice of Conversion to the Corporation (such date, the "Optional Conversion Date"). If no Optional Conversion Date is specified in a Notice of Conversion, the Optional Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series E Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Corporation unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series E Preferred Stock, if any, promptly following the Optional Conversion Date at issue. The Corporation shall, as soon as practicable after the Optional Conversion Date, issue and deliver to such holder of Series E Preferred Stock, or to his, her or its nominees, a notification of book entry for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a notification of book entry for the number (if any) of the shares of Series E Preferred Stock represented by the surrendered certificate that were not converted into Common Stock.

(c) Mandatory Conversion. Upon the earlier to occur of: (a) the closing of the sale of shares of Common Stock to the public at a price of at least $3.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a public offering pursuant to an effective registration statement or offering statement under the Securities Act of 1933, as amended, resulting in at least $3,000,000 of gross proceeds to the Corporation, (b) the date on which the shares of Common Stock of the Corporation are listed on a national stock exchange, including without limitation the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (any tier), or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of Series E Preferred Stock, voting together as a single class (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the "Mandatory Conversion Time"), each share of Series E Preferred Stock shall be automatically converted (without the payment of additional consideration by the holder thereof), into such number of fully paid and non-assessable shares of Common Stock as is determined in accordance with Section 7(a). All holders of record shall be sent written notice of the Mandatory Conversion Time and the place designated for conversion of all such shares of Series E Preferred Stock pursuant to this Section 7(c). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder shall surrender his, her or its certificate or certificates, if any, for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and its transfer agent to indemnify the Corporation and/or the transfer agent against any claim that may be made against the Corporation and/or the transfer agent on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. All rights with respect to the Series E Preferred Stock converted pursuant to this Section 7(c), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of a holder to surrender the certificates at or prior to such time), except only for the rights of the holders to receive the items provided for in the next sentence. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates, if any (or lost certificate affidavit and agreement), for Series E Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a notification of book entry for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

(d) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series E Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of Series E Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding shares of Series E Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series E Preferred Stock. As to any fraction of a share which a holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

Section 8. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series E Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares or (iii) issues, in the event of a reclassification of shares of Common Stock, any shares of capital stock of the Corporation to the holders of Common Stock, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. For the avoidance of doubt, no adjustment shall be made to the Conversion Price in the event that the Corporation combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares.